UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Winmark Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2026

TO THE SHAREHOLDERS OF WINMARK CORPORATION

Notice is hereby given to the shareholders of Winmark Corporation that our Annual Meeting of Shareholders will be held at our corporate offices, 605 Highway 169 N, Suite 100, Minneapolis, Minnesota 55441 on Wednesday, April 22, 2026 at 3:00 p.m. Central Daylight Time, to consider and act upon the following matters:

1.	To set the number of members of the Board of Directors at seven.

2.	To elect seven directors to serve for a term of one year.

3.	To consider an advisory vote to approve executive compensation.

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2026 fiscal year.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 2, 2026 will be entitled to vote at the meeting and adjournments of the meeting.

You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

By the Order of the Board of Directors

Brett D. Heffes
Chair of the Board and Chief Executive Officer

Dated March 4, 2026

Winmark Corporation

605 Highway 169 North, Suite 100

Minneapolis, Minnesota 55441

Annual Meeting of Shareholders

April 22, 2026

PROXY STATEMENT

GENERAL

The Annual Meeting of Shareholders of Winmark Corporation will be held on Wednesday, April 22, 2026, at 3:00 p.m., Central Daylight Time, at our corporate offices, 605 Highway 169 N, Suite 100, Minneapolis, Minnesota 55441, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

The enclosed proxy is solicited by our Board of Directors. Such solicitation is being made by mail and may also be made by directors, officers and regular employees of Winmark personally or by telephone. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting thereof by so notifying us in writing at the above address, attention: Corporate Secretary, or by appearing in person at the meeting. Shares represented by proxies will be voted as specified in such proxies, and if no choice is specified, will be voted in accordance with the Board’s recommendations: FOR Proposal #1 to set the number of members of the Board of Directors at seven, FOR each of the seven nominees set forth in Proposal #2 to serve for a one year term, FOR Proposal #3 in favor of the advisory vote to approve executive compensation, FOR Proposal #4 ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2026 fiscal year. With respect to any other matter that properly comes before the Annual Meeting, Brett D. Heffes and Anthony D. Ishaug will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Shares voted as abstentions on any matter (or a “withhold authority” vote as to directors) will be counted as present and entitled to vote for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. If a broker submits a “non-vote” proxy, indicating that the broker does not have discretionary authority to vote certain shares on a particular matter, those shares will be counted as present for purposes of determining a quorum, but will not be considered present and entitled to vote for purposes of calculating the vote with respect to such matter.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the determination of the size of the Board, the election of seven directors and the advisory vote on executive compensation (Proposals 1, 2 and 3 of this Proxy Statement). Your bank or broker is not permitted to vote your uninstructed shares in determining the size of the board, the election of directors or approval of executive compensation on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or in the advisory vote relating to executive compensation, no votes will be cast on your behalf on Proposals 1, 2 and 3. Your bank or broker does have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Winmark. Winmark may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about March 18, 2026.

IMPORTANT NOTICE REGARDING AVAILABILITY

OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 22, 2026

Under rules promulgated by the Securities and Exchange Commission (the “SEC”), Winmark is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our shareholders at www.winmarkcorporation.com by following the tab under “Investor Relations” and the link for “Proxy Materials”:

•	Notice of 2026 Annual Meeting of Shareholders to be held on Wednesday, April 22, 2026;

•	Proxy Statement and form of proxy for 2026 Annual Meeting of Shareholders to be held on Wednesday, April 22, 2026; and

•	Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed March 2, 2026, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 2, 2026, 3,577,421 shares of our Common Stock were issued and outstanding. Common Stock is the only outstanding class of capital stock entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted on at the meeting. Shareholders are not entitled to cumulative voting rights.

Under applicable Minnesota law, approval of each of the proposals to be voted on at the meeting except the election of the nominees requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting. The election of the nominees requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

At the meeting, the Board of Directors is to be elected to hold office until the 2027 Annual Meeting or until successors are elected and are qualified to serve. Our Bylaws provide that the number of directors on our Board shall be fixed by the shareholders, subject to increase by the Board of Directors in any interim period between shareholder votes. The Nominating Committee recommended to the Board of Directors that the shareholders set the number of directors at seven. The Nominating Committee also recommended to the Board of Directors that the shareholders re-elect the nominees named below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, to set the number of directors at seven and for the election of the nominees named below, unless one or more of such nominees should become unavailable for election, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and we know of no reason why any of the listed nominees would be unavailable to serve.

Information Concerning Nominees:

Brett D. Heffes, age 58, has been Chair of our board of directors since March 1, 2020 and has been a member of our Board of Directors and has served as our Chief Executive Officer since February 2016. Mr. Heffes served as President of Winmark Corporation from February 2011 to February 2016. From November 2002 to February 2011, Mr. Heffes served in a number of positions for Winmark including President of Finance and Administration, Chief Financial Officer and Treasurer. In his current capacity as Chair and Chief Executive Officer, Mr. Heffes provides our board with valuable insight regarding Winmark’s operations. Additionally, he brings experience in executive management, financial management, capital markets and corporate governance matters related to his prior service on other public company boards of directors.

Lawrence A. Barbetta, age 63, has been a member of our board of directors since April 2012. He currently serves as Chairman of the Board and Chief Executive Officer of eLab Analytics, a provider of cloud computing based industry-specific business intelligence applications. From 2001 to 2006 Mr. Barbetta was with Siebel Systems, most recently as Senior Vice President and General Manager. He joined Siebel Systems with the acquisition of nQuire Software, a company founded by Mr. Barbetta and where he served as Chief Executive Officer and President from 1997 to 2001. Through his entrepreneurial experiences, and as a senior executive team member with large public software companies, Mr. Barbetta brings to our board expertise managing high-growth businesses and an extensive understanding of the rapidly changing technological landscape.

Amy C. Becker, age 61, was appointed to our board of directors in November 2022. She currently serves as the Chief Legal Officer and Corporate Secretary at Donaldson Company, Inc., a global leader in technology-led filtration products and solutions. She also served as Donaldson’s Vice President, General Counsel and Secretary from August 2014 to November 2022 and Assistant General Counsel from January 1998 to August 2014. Ms. Becker brings to our board extensive experience with public company governance, legal strategy and executive management.

Keith T. Credendino, age 50, was appointed to our board of directors in August 2025. He currently serves as Chief Information and Technology Officer at Macy’s, Inc. Prior to joining Macy’s, he was Senior Vice President of Digital Technology & Enterprise Data at Inspire Brands, a multi-brand global restaurant company, from June 2018 to February 2022. In addition, Mr. Credendino previously served as a technology executive at several enterprise organizations, including The Home Depot, InterContinental Hotels Group (IHG), and Cox Enterprises. Mr. Credendino brings to our board expertise in delivering technology solutions across a variety of retail and franchise companies, in addition to a broad awareness of technological advancements and industry shifts.

Philip I. Smith, age 58, was appointed to our board of directors in March 2023. He currently serves as Executive Chairman of Intricon Corporation and as an Operating Partner of Altaris, LLC, a New York based investment firm focused on the healthcare industry. Prior to joining Altaris, he was a Managing Director with Kroll (formerly Duff & Phelps), an investment banking firm, from April 2017 to June 2022. Mr. Smith has also served as an executive officer for a number of medical technology companies. In addition, Mr. Smith currently serves on the board of directors of Trean Insurance Group Inc. and Park Dental Partners, Inc. Mr. Smith brings experience in financial and executive management, corporate governance and capital markets to our board.

Gina D. Sprenger, age 64, was appointed to our board of directors in January 2021. She served as Chief Strategic Retail Officer for Fanatics, Inc. from January 2020 until her retirement in September 2022, and as Senior Vice President/General Merchandise Manager from September 2016 to January 2020. She served as Executive Vice President, Merchandising for Bluestem Brands, Inc. from May 2011 to July 2016. Prior to that, Ms. Sprenger served in multiple roles over 25 years at Target, most recently as Senior Vice President Merchandising. Ms. Sprenger’s extensive experience in merchandising, retail management and ecommerce provides valuable expertise to our board.

Percy C. (Tom) Tomlinson, Jr., age 63, was appointed to our board of directors in December 2021 and serves as Lead Director. He currently serves as interim CEO and Co-Chair of the Board of Directors of Meribel Pharma Solutions, as an Operating Partner with Blue Wolf Capital Partners, a New York based middle market focused Private Equity Investor, and as an advisor to several Private Equity backed portfolio companies. He served as Chief Executive Officer and Board Member of Alliance HealthCare Services, a leading national provider of outsourced healthcare services, from October 2013 to August 2018. In addition, Mr. Tomlinson is Executive Chair of the Board of Civco Radiotheraphy. Mr. Tomlinson brings to our board extensive experience in executive and financial management, capital markets and corporate governance in both public and private companies.

Board Recommendation

The Board of Directors recommends that the shareholders vote FOR Proposal #1 to set the number of members of the Board of Directors at seven. The Board of Directors recommends that the shareholders vote FOR each of the seven nominees set forth in Proposal #2 to serve for a one year term.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

We have adopted the Winmark Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), that applies to our directors, officers and employees. The Code of Conduct is publicly available on our web site at www.winmarkcorporation.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendments or waiver on our web site or in a report on Form 8-K.

Leadership Structure of the Board

In accordance with Winmark’s bylaws, our Board of Directors elects our Chief Executive Officer and our Chair, and each of these positions may be held by the same person or may be held by two persons. The Board does not have a policy regarding whether the role of the Chair and Chief Executive Officer should be separate.

Because our Chief Executive Officer also serves as Chair of the Board, Winmark has a Lead Director who is nominated by the Governance and Nominating Committee and is elected by a majority of the independent directors. Our Lead Director presides over meetings of our independent directors and is an additional resource to the Board with respect to governance and financial matters.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Winmark’s current Board structure combining the principal executive officer and board chair positions and utilizing a Lead Director is the most appropriate leadership structure for Winmark and its shareholders given its ownership and operating structure.

Hedging and Insider Trading Policy

Our Policy Statement on Confidential Information and Securities Trading (the “Policy Statement”) (a) prohibits directors and officers from buying or selling puts or calls or otherwise engaging in hedging or similar derivative transactions with respect to Winmark securities; and (b) strongly discourages other employees from engaging in such transactions.

The Policy Statement also governs the purchase, sale and other dispositions of our securities by directors, officers, and employees. We believe that the Policy Statement is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. A copy of the Policy Statement is included as Exhibit 19 to our 2024 Annual Report on Form 10-K.

Majority of Independent Directors; Committees of Independent Directors

The Board of Directors has determined that all of our non-executive director nominees (Mses. Becker and Sprenger and Messrs. Barbetta, Credendino, Smith, and Tomlinson), as well as Ms. Grassle, collectively constituting a majority of the Board of Directors, are independent directors in accordance with rules of the NASDAQ since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Heffes is precluded from being considered independent by NASDAQ rules since he currently serves as an executive officer of Winmark.

Each member of the Audit Committee, Compensation Committee and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with NASDAQ rules.

Standing Committees

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these Committees’ duties are set forth in a charter, which are available on our website at www.winmarkcorporation.com under the “Investor Relations” heading.

Audit Committee

The Audit Committee provides oversight by reviewing financial reports and other financial information of Winmark, reviewing our systems of internal control regarding finance, accounting, legal compliance and ethics, and reviewing our auditing, accounting and financial reporting process. The Audit Committee monitors our financial reporting process and internal control system. The Audit Committee coordinates, reviews and appraises the audit efforts of our independent registered public accounting firm. Further, the Audit Committee communicates directly with the independent accountants, financial and senior management and Board of Directors regarding the matters related to the Committee’s responsibilities and duties. The Board has determined that Percy C. Tomlinson is an “audit committee financial expert” under the rules of the SEC. The current Audit Committee members, all of whom are independent directors, are Percy C. Tomlinson (Chair), Lawrence A. Barbetta, Keith T. Credendino and Philip I. Smith. The Audit Committee held four (4) meetings during fiscal 2025.

Compensation Committee

The Compensation Committee’s purpose is to assist the Board of Directors in the discharge of its responsibilities relating to (a) fair, reasonable, and competitive compensation practices for our executive officers and other key employees which are consistent with our objectives; (b) oversight of broad-based employee compensation policies and programs; and (c) fair, reasonable and competitive compensation and benefit programs for our nonemployee directors. The current Compensation Committee members are Amy C. Becker (Chair), Jenele C. Grassle and Gina D. Sprenger. The Compensation Committee held one (1) meeting during fiscal 2025.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

●	Review and approve annually appropriate incentive compensation goals and objectives for the CEO and other executive officers.

●	Consider and approve the base salary, incentive and equity-based compensation awards and other compensation actions for the CEO based upon an evaluation of the CEO’s performance, effectiveness and other relevant considerations.

●	Review and approve base salaries, incentive and equity-based compensation awards and other compensation actions for all other executive officers, based upon an evaluation of such officer’s performance, effectiveness, the recommendations of the CEO and other relevant considerations.

Compensation decisions for nonemployee members of the Board of Directors, including equity awards, are made by the Compensation Committee. The Compensation Committee also makes decisions regarding the equity compensation of any other Winmark employees. The Compensation Committee does not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates or vesting dates. The Compensation Committee has not elected to utilize the services of a compensation consultant in determining executive compensation, though they have the discretion to utilize the services of a consultant as outlined in the Compensation Committee’s Charter. To the extent the Committee determines to expend in excess of $5,000 during any fiscal year on consultants, it shall advise the Board of such excess expenditures.

Our Chief Executive Officer, with the input of other officers at his discretion, provides the Compensation Committee with recommendations for the compensation of all executive officers and nonemployee directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee had no interlocks.

Nominating Committee

The purpose of the Nominating Committee is to advise the Board of Directors and provide oversight on matters related to (a) the size of the Board, the selection and nomination of Board Members; and (b) recommendation to the Board for the Board’s approval of Board committee members. The current Nominating Committee members are Gina D. Sprenger (Chair), Amy C. Becker and Jenele C. Grassle. The Nominating Committee held one (1) meeting during fiscal 2025.

Winmark does not have a formal policy with regard to the consideration of director candidates recommended by shareholders since it is our practice to consider director recommendations from any source. The Board is comprised of a majority of independent directors, which ensures consideration of director candidates from any source based on the criteria set forth below. Each Nominating Committee member is independent. The Board will consider director candidates recommended by shareholders according to the following membership criteria.

Board Membership Criteria

In selecting the new directors, the Nominating Committee shall consider any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to composition of the Board, principles of diversity and such other factors as the Committee shall deem important.

The Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

During 2022 the Board adopted term limit guidelines for independent directors, such that the Board will generally not recommend for re-election any independent director that has completed fifteen years of service as a member of the Board on or prior to the date of the election as to which the recommendation relates, except in certain extenuating circumstances.

Shareholder Nomination of Directors

A shareholder who wishes to recommend one or more directors must provide a written recommendation to our Corporate Secretary at the address below. Notice of a recommendation must include:

with respect to the shareholder:

-      name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

-      name, age, business address, residence address,

-      current principal occupation,

-      five year employment history with employer names and a description of the employer’s business,

-      the number of shares beneficially owned by the nominee,

-      whether such nominee can read and understand basic financial statements, and

-      membership on other boards, if any.

The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require any nominee to furnish additional information that may be needed, or interview a prospective candidate, to determine the eligibility of the nominee.

Risk Oversight

Our Board is charged with providing oversight of Winmark’s risk management processes. Specifically, the Audit Committee is primarily responsible for overseeing the risk management function. In carrying out its responsibilities, the Audit Committee works closely with Winmark’s Chief Financial Officer. The Audit Committee meets quarterly to discuss the financial affairs of the Company, and such other times as circumstances dictate. In addition, periodically the Audit Committee reviews a risk assessment and an overview of the risk management processes of the Company.

Meeting Attendance

During fiscal 2025, the Board of Directors held five (5) meetings. All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served.

We have not adopted a formal policy with regard to Board Members’ attendance at annual meetings of shareholders; however, all directors are encouraged to attend such meetings. All of the directors attended the Annual Meeting last year.

Shareholder Communications

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Winmark Corporation

Attention: Board of Directors

605 Highway 169 N, Suite 400

Minneapolis, Minnesota 55441

EXECUTIVE OFFICERS

The executive officers of Winmark are as follows:

Name	Age	Position
Brett D. Heffes	58	Director, Chair and Chief Executive Officer
Anthony D. Ishaug	54	Chief Financial Officer and Treasurer
Renae M. Gaudette	57	Chief Operating Officer
Lisa S. Hake	54	Chief Marketing Officer

Brett D. Heffes has been Chair of our Board of Directors since March 1, 2020 and has been a member of our Board of Directors and has served as our Chief Executive Officer since February 2016. Mr. Heffes served as President of Winmark Corporation from February 2011 to February 2016. From November 2002 to February 2011, Mr. Heffes served in a number of positions for Winmark including President of Finance and Administration, Chief Financial Officer and Treasurer.

Anthony D. Ishaug has served as our Chief Financial Officer since September 2008 and as Treasurer since November 2009. Prior to joining Winmark, Mr. Ishaug was employed as Chief Operating Officer and Chief Financial Officer of Department 56, Inc., (a division of Lenox Group, Inc.), a giftware and collectible company, from January 2008 until September 2008. From April 2005 to January 2008, Mr. Ishaug served as Controller and Treasurer of Lenox Group, Inc.

Renae M. Gaudette has served as our Chief Operating Officer since February 2022. Ms. Gaudette served as President, Franchising from March 2020 to January 2022, as Vice President, Franchising from February 2017 to February 2020 and as Vice President, Franchise Operations from February 2014 to January 2017. From May 1995 until February 2014, Ms. Gaudette served in a number of positions for Winmark including Director of Plato’s Closet, Director of Training, as well as various operational roles.

Lisa S. Hake has served as our Chief Marketing Officer since October 2025. Prior to joining Winmark, Ms. Hake was Vice President of Marketing & Communications at Great Clips, North America’s largest franchised salon brand with over 4,400 locations, from July 2017 to September 2025. Prior to joining Great Clips, Ms. Hake held senior roles at Best Buy, 3M and The Pillsbury Company.

The term of office of each executive officer continues until terminated by Winmark or the officer.

There are no arrangements or understandings among any of the executive officers of Winmark and any other person (not an officer or director of Winmark) pursuant to which any of the executive officers were selected as an officer of Winmark.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Structure

The Compensation Committee of the Board of Directors has the responsibility for approving, monitoring and generally overseeing compensation of each of the executive officers named in the Summary Compensation Table on page 13. We refer to these executive officers as our Named Executive Officers or NEOs. Our Chair and Chief Executive Officer, Brett D. Heffes, provides the Compensation Committee with the information necessary to evaluate NEO compensation.

Compensation Philosophy

For over 20 years, we have utilized a simple compensation plan that is designed to attract, retain and incent high quality executive management for Winmark. The plan structure, which includes (i) a base salary, (ii) a bonus opportunity with a maximum outcome equal to the base salary, and (iii) two semi-annual option grants with a combined value equal to the base salary, encourages long-term investment in the business as well as recognizes current year financial and operating performance. We believe the plan has and continues to benefit our shareholders because our NEOs clearly understand their goals and the drivers of both short- and long-term compensation. Implementation of this plan over a long period of time has led to significant long-term equity ownership for the NEOs, which we believe is key to the proper management of Winmark for the benefit of its shareholders. Your management team has significant ownership in Winmark – not due to a requirement but by their individual choice. These positions have been built up over a 23-, 17- and 31-year career by your Chair and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. As of March 2, 2026, your Chair and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer own stock equal to 64 times, 71 times and 24 times their respective base salaries. These amounts exclude any equity value derived from unexercised in-the-money stock options. We believe that these ownership stakes built up and retained over decades provides alignment with our shareholders. Significant NEO ownership has also led the Company to eschew many common features included in executive compensation practices including employment contracts, severance agreements, perquisites, stock grants, RSUs and annual bonus opportunities that pay out at multiples of base salary. Given the significant ownership of each NEO, it is also important to note that long-term share appreciation is the key factor in how the NEOs will be financially rewarded, more so than current year cash compensation. In October 2025, we added our Chief Marketing Officer as an NEO and we have maintained the same compensation structure to reinforce long-term alignment. Given the recent start date, current ownership is not comparable to the long-tenured NEOs; however, equity incentives under this structure are intended to support ownership growth over time.

We do not utilize compensation consultants as we do not believe that spending shareholder funds on such services would improve NEO alignment or enhance share price performance. Rather, we believe that using compensation consultants would result in an increase in the level of compensation paid to our NEOs and ultimately be more expensive for the shareholders of Winmark. We acknowledge that the simplicity of our executive compensation plan makes us different than many public companies. We also believe that the design and execution of our executive compensation plan over the long term has greatly benefited our shareholders. Total shareholder return for the 23-year period from fiscal 2003 through fiscal 2025 approximated 19.0% per year.

Consideration of Previous Say-On-Pay Results

We receive feedback from shareholders on our compensation programs through the advisory vote on the compensation paid to our NEOs, which we held for the first time at the 2013 Annual Meeting of Shareholders and currently hold every year. The advisory vote on the compensation paid to our NEOs has historically demonstrated shareholder support of our executive compensation program, as summarized in the table below:

Say On Pay	2023	2024	2025
Percentage in Favor(1)	80.2%	95.0%	94.8%

(1)	As a percentage of the votes cast for and against not including votes abstained and broker non-votes.

The Company continued its longstanding practice of engaging with our shareholders in 2025. Last year, we proactively contacted 22 non-management and non-director shareholders holding 70% of our outstanding shares to answer any questions they had about the Company, hear any feedback and specifically discuss the Say-on-Pay proposal. We had live conversations with nine shareholders collectively owning approximately 25% of our common stock. Ten firms representing 32% ownership responded via email or other forms of communication and another three firms representing 13% ownership did not respond. Shareholder feedback is a critical component of our governance practices, including decisions regarding NEO compensation. Of the 19 institutions and other non-institutional shareholders we communicated with, 74% indicated they would vote yes regarding Say-on-Pay and 26% either indicated that it was their firm’s policy not to disclose their voting practice or did not provide us with their voting conclusion. None of the institutions and other non-institutional shareholders we communicated with indicated at the time that they would vote no regarding Say-on-Pay. Shareholder engagement was lower in 2025 and 2024 than in 2023. We believe that this was due to the enhanced outreach by the Company over the past several years and the consistency with which we manage compensation for the Company.

Based on the feedback we received directly from our shareholders, as well as a 95% in favor vote for the Say-on-Pay proposal, we continue to believe that our Executive Compensation plan is appropriate for Winmark and that it provides the proper alignment with shareholders and properly incentivizes the NEOs. Shareholder feedback received from the engagement was overwhelmingly positive. Not one shareholder we engaged with disputed that our executive compensation plan aligns pay with performance, not one shareholder disputed the quantum of pay for any of our NEOs, and we did not receive any meaningful areas of suggested improvement. All feedback received from our outreach was shared with the Compensation Committee as well as with the entire Board of Directors.

Summary of Compensation Components

The primary components of compensation for NEOs are:

●	Base Salary
●	Annual Bonus Opportunity
●	Long Term, Equity-Based Compensation

We believe that the total compensation paid to our NEOs, in particular, our Chair and Chief Executive Officer, is below the median range of total compensation paid by other companies with which we compete for talent.

Base Salary. Base salary levels are typically considered by the Compensation Committee annually, and may also be considered upon a promotion or other change in job responsibility. Base salaries provide the NEOs with regular compensation for services performed during the fiscal year, and is used to establish a pay range for the annual bonus opportunity. Base salaries are put in place that are available to our NEOs when looking at (i) consumer-oriented public companies in Minnesota; (ii) non-founder compensation for public “resale” companies nationwide; (iii) publicly held specialty retailers of selected teen, women’s and children’s apparel, and sporting goods retailers; and (iv) selected public company franchisors.

Annual Bonus Opportunity. In addition to base pay, each NEO is eligible to receive an annual incentive bonus. The annual bonus for each NEO, awarded at the approval of the Compensation Committee, may range in amount from 0% to 100% of that NEO’s base salary, but in any event is capped at 100% of base salary. We believe that the cap is a critical factor of our plan. Our NEOs are not motivated to take excessive risk for short-term gain. The annual incentive bonus is designed to motivate and reward the NEOs for furthering the achievement of the Company’s short and long-term objectives during the fiscal year. This component of compensation also emphasizes the accountability each NEO has to contribute to the growth and financial success of the Company, and motivates the NEOs to achieve individual and company expectations. Approximately 70% of the annual bonus opportunity is non-discretionary for our NEOs.

The Compensation Committee reviews financial targets, operational targets, leadership criteria, capital allocation metrics as well as governance metrics in determining annual bonuses. Financial targets for 2023, 2024 and 2025 were impacted by the decision in May 2021 to cease soliciting new leasing customers and pursue an orderly run-off for the Company’s leasing portfolio. For 2025, our Chair and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer earned 99.3%, 95.5% and 97.8% of their annual bonus opportunity, respectively. Financial, operational and capital allocation factors that led to these payouts include levels of royalty revenue (up 5.8%), operating income (up 3.1%), earnings per share (up 3.8%), store count (up 2.1%), level of signed new franchise agreements (63) and return on assets (161%). The Company does not disclose the specific targets for our annual bonus opportunities as that would be inconsistent with the Company’s investor relations practices. The Company does not issue earnings guidance or host quarterly conference calls.

Long-Term, Equity-Based Compensation. The third primary component of compensation is long-term incentive compensation in the form of stock options, a critical element of our executive compensation plan. We use equity-based compensation in the form of stock option grants to align the interests of the NEOs with those of shareholders. Options granted to the NEOs by the Compensation Committee under our employee stock option plan are issued at fair market value at the date of grant, vest equally over four years and such vesting is contingent upon the continued employment of the NEO, creating an incentive for the executive to remain an employee for an extended period. Typically, equity-based incentive compensation is awarded by the Compensation Committee semi-annually on or about the first of June and during the Compensation Committee’s December meeting, although the Compensation Committee retains the discretion to award options at any time. Our NEOs only receive value from these grants when (i) they are exercised; and (ii) only if value is created for our shareholders. At any point in time, each NEO has unvested options with meaningful equity value. Over our history, this has encouraged long-term behavior and consistency in our senior management team. For 2025, our Chair and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer received stock option grants equal to 100.0%, 100.0% and 100.0% of their annual base salaries, respectively, based on grant date fair value computations in accordance with FASB ASC Topic 718.

The NEO’s, along with the other members of Winmark management that participate in the stock option program, voluntarily chose to forego their equity compensation during the second half of 2023. This amounted to foregoing options valued at $323,722, $204,752 and $156,540 for each of Mr. Heffes, Mr. Ishaug and Ms. Gaudette, respectively. This was due, in part, to the significant increase in the Company’s share price during 2023 and the resulting increase in the value of previously issued options from 2020 to 2023. This voluntary decision is intended to provide an additional data point regarding the NEO’s views on executive compensation. As a result of this decision, total compensation as displayed in the Summary Compensation Table below was lower for 2023 than in 2025 and 2024 for each of our NEOs, despite strong annual financial performance as well as an 82.4% total shareholder return for 2023. Comparisons to 2023 compensation may be less relevant as a result of this decision and should not reflect poorly on determinations of executive compensation.

We believe that the design and execution of our executive compensation plan has resulted in a stable, long-term oriented management team, which has benefited Winmark shareholders.

Change of Control Payments and At-Will Employment. Our NEOs are at-will employees operating without employment contracts. None of our NEOs are awarded change-of-control payments, pension agreements, or pre-determined severance arrangements other than the potential acceleration of option vesting as a result of a “Transaction” as described on page 15. Instead, by not committing to base salary, annual bonus opportunities or stock options over a long term, we preserve the flexibility to make a change if any NEO is underperforming expectations. Although we have in the past, and at our discretion may in the future, negotiate severance agreements with our NEOs upon their termination, we are under no obligation to do so.

Company Peer Group

As noted above, for benchmarking NEO compensation, a “peer group” of companies is used that is comprised of (i) consumer-oriented public companies in Minnesota; (ii) public “resale” companies; (iii) publicly held specialty retailers of selected teen, women’s and children’s apparel, and sporting goods retailers; and (iv) selected public company franchisors. This peer group approach has been used for several years and reflects input from certain institutional shareholders regarding the companies included. In 2025, following Big 5 Sporting Goods Corporation’s go-private transaction, the Compensation Committee, with selected shareholder input, replaced Big 5 Sporting Goods with Academy Sports and Outdoors, Inc. to continue to represent the publicly held sporting goods retailer category and believes this update maintains the overall balance and relevance of the peer group for benchmarking purposes. For 2025, this group consisted of the following:

Regis Corporation	The RealReal, Inc.	Academy Sports and Outdoors, Inc.	Dine Brands Global, Inc.
Sleep Number Corporation	Savers Value Village, Inc.	The Children’s Place, Inc.	European Wax Center, Inc.
	ThredUp, Inc.	Urban Outfitters, Inc.

Consideration of Risk Related to Compensation Policies

We believe that our compensation policies, practices and programs work together to minimize exposure to excessive risk while appropriately pursuing strategies that emphasize maximizing shareholder value. The balance of the compensation components and the importance placed on the achievement of long-term financial and strategic objectives do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

Compensation Approval Process

Role of the Chief Executive Officer

Mr. Heffes has a unique perspective regarding the compensation of NEOs. As a large shareholder, Mr. Heffes has a strong interest in maximizing shareholder value. As our primary executive officer, Mr. Heffes has access to and makes decisions regarding all facets of our businesses, and has the ability to evaluate the performance of each NEO. He provides information to the Compensation Committee, who ultimately approves the compensation of our NEOs.

Mr. Heffes reviews our overall business performance and each individual NEO’s performance, taking into account our compensation philosophy, the financial, operational, capital allocation and governance targets that were set for the year, as well as the compensation factors described above. After receiving input from other NEOs at his discretion, Mr. Heffes makes an initial assessment regarding each element of compensation for the NEOs, including himself. His assessment is submitted to the Compensation Committee for discussion at its annual meeting in December. The final approval of all NEOs’ compensation, including that of Mr. Heffes, is at the sole discretion of the Compensation Committee.

Compensation Committee Process

The Compensation Committee meets annually to review and approve the compensation of our executive officers and nonemployee directors, as well as to oversee broad-based employee compensation policies. The Compensation Committee reviews the recommendations of the Chief Executive Officer regarding NEO annual incentive bonus compensation for the current year, NEO option grants for the current year, and NEO salaries for the following year, with the power to approve, modify or reject the proposed awards. The Compensation Committee is also responsible for determining compensation and annually evaluating the performance of the Chief Executive Officer.

At the December 2025 Compensation Committee meeting, the Committee reviewed Chief Executive Officer compensation for Winmark Corporation and its peer group. The Committee acknowledged that the existing Chief Executive Officer compensation structure has worked well for Winmark shareholders and over time has provided the proper alignment for the Chief Executive Officer with the shareholders of Winmark. For example, Winmark has achieved an annual TSR of 18.9% since Mr. Heffes was named Chief Executive Officer.

The Committee reviewed the current compensation structure for Winmark, discussed its effectiveness as well as reviewed the compensation plans and structures for the peer group disclosed above. The Committee compared base salary, bonus potential and equity for Winmark’s Chief Executive Officer and the peer group, based upon each company’s most recently filed proxy statement. The Committee determined that Winmark’s Chief Executive Officer had a base salary, bonus potential, equity compensation and total compensation that was 68%, 31%, 26% and 37% of the peer group median. As a result of this analysis, the Committee determined that Winmark’s Chief Executive Officer compensation is materially below market which could potentially become a near-term and long-term risk for the Company and its shareholders.

The Committee noted that all areas of compensation could and should be increased; however, the biggest discount to the peer group was in the form of equity compensation. In order to bridge the gap between the peer group and current Winmark Chief Executive Officer compensation, the Committee evaluated and discussed a one-time option grant for Mr. Heffes. At the recommendation of Mr. Heffes, the Committee decided not to pursue a one-time option grant at this time. The Committee also discussed other retention-related strategies for Mr. Heffes and the other Named Executive Officers of Winmark. The Committee and Mr. Heffes discussed ways to remediate gaps in compensation and retention strategies to ensure flawless execution of the Company’s operational plan for the next five years.

The Committee also acknowledged that going forward there would be a continued review of Mr. Heffes’ compensation to ensure that the discount to peer group is monitored and remediated over time. Mr. Heffes and the Committee feel strongly that the current compensation structure has worked for the Company and its shareholders and do not believe that major structural changes are necessary. For example, peer group Chief Executive Officer bonus potential is approximately 240% of base salary. Mr. Heffes and the Committee strongly believe that the existing bonus cap of 100% is appropriate and more effective at encouraging long-term decision making. As a result, future changes, if any, will address discrepancies with base salary and equity compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Amy C. Becker, Chair Jenele C. Grassle

Gina D. Sprenger

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers (“NEOs”) for the fiscal years ended December 27, 2025, December 28, 2024 and December 30, 2023.

					All Other
			Bonus	Option Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)(4)	($)(2)	($)(3)	Total ($)
Brett D. Heffes	2025	700,000	695,000	699,963	13,161	2,108,124
Chief Executive Officer	2024	675,000	470,000	674,282	12,861	1,832,143
and Chair of the Board of Directors	2023	645,000	640,000	321,278	12,361	1,618,639
Anthony D. Ishaug	2025	442,500	497,500	442,368	13,161	1,395,529
Chief Financial Officer and Treasurer	2024	427,500	280,000	425,873	12,861	1,146,234
	2023	407,500	402,500	202,748	12,361	1,025,109
Renae M. Gaudette	2025	340,000	332,500	339,659	13,161	1,025,320
Chief Operating Officer	2024	327,500	225,000	327,260	12,861	892,621
	2023	312,500	307,500	155,960	12,361	788,321
Lisa S. Hake (4)	2025	78,750	125,000	157,119	65	360,934
Chief Marketing Officer

(1)	Included in Mr. Ishaug’s Bonus is a $75,000 discretionary bonus awarded by the Compensation Committee, with the input of the Chief Executive Officer, for the exceptional performance during the past five years in executing the successful and profitable exit from the leasing business.

(2)	The amounts included under the Option Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal 2025, 2024 and 2023 under the 2020 Stock Option Plan. A discussion of the assumptions made in the valuation of our stock options is located in footnote 6 “Shareholders’ Equity (Deficit)” in the Annual Report on Form 10-K, and is incorporated herein by reference.

(3)	All Other Compensation paid by Winmark is comprised of 401(k) matching contributions, an optional annual contribution to each employee’s retirement account, and life insurance premium payments. NEOs receive the same 401(k) matching benefits and the same optional annual contribution to employee retirement accounts as all active and eligible employees. The maximum life insurance payout for executive officers ($250,000), including NEOs, is higher than the maximum payout for salaried exempt and non-exempt employees ($200,000).

(4)	Ms. Hake joined Winmark as its Chief Marketing Officer on October 1, 2025. Included in Bonus for Ms. Hake for 2025 is a $50,000 signing bonus and a $75,000 guaranteed bonus.

2025 Grants of Plan-Based Awards

All stock options granted to each of the NEOs during 2025 were made under the Company’s 2020 Stock Option Plan. The stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the date of grant.

The table below summarizes grants of equity awards to each of the NEOs for the fiscal year ended December 27, 2025.

		All Other Option
		Awards: Number		Grant Date Fair
		of Securities	Exercise or Base	Value of Stock
		Underlying	Price of Option	and Option
Name	Grant Date	Options (#)	Awards ($/Sh)	Awards ($)
Brett D. Heffes	6/1/2025	2,984	424.82	349,546
	12/15/2025	2,712	444.54	350,417

Anthony D. Ishaug	6/1/2025	1,888	424.82	221,160
	12/15/2025	1,712	444.54	221,208

Renae M. Gaudette	6/1/2025	1,448	424.82	169,619
	12/15/2025	1,316	444.54	170,040

Lisa S. Hake	12/15/2025	1,216	444.54	157,119

Outstanding Equity Awards at Fiscal Year-End 2025

The table below summarizes option awards outstanding for each of the NEOs as of the end of fiscal 2025.

Option Awards

	Number of Securities	Number of Securities Underlying
	Underlying Unexercised Options	Unexercised Options (#)	Option Exercise	Option Expiration
Name	(#) Exercisable(1)	Unexercisable	Price ($)	Date
Brett D. Heffes	1,897	—	176.20	12/16/2029
	4,000	—	183.87	12/14/2030
	3,490	—	195.82	06/01/2031
	11,100	—	261.32	12/13/2031
	7,020	2,340	197.80	06/01/2032
	4,305	1,435	238.60	12/12/2032
	2,060	2,060	325.99	06/01/2033
	895	2,685	355.90	06/01/2034
	815	2,445	400.97	12/09/2034
	—	2,984	424.82	06/01/2035
	—	2,712	444.54	12/15/2035
Anthony D. Ishaug	3,293	—	98.25	06/01/2026
	6,800	—	125.50	12/12/2026
	4,184	—	122.50	06/01/2027
	5,000	—	134.25	12/11/2027
	4,302	—	143.20	06/01/2028
	5,000	—	156.00	12/11/2028
	3,394	—	164.84	06/01/2029
	4,000	—	176.20	12/16/2029
	3,305	—	143.87	06/01/2030
	4,000	—	183.87	12/14/2030
	3,490	—	195.82	06/01/2031
	5,700	—	261.32	12/13/2031
	4,440	1,480	197.80	06/01/2032
	2,835	945	238.60	12/12/2032
	1,300	1,300	325.99	06/01/2033
	565	1,695	355.90	06/01/2034
	515	1,545	400.97	12/09/2034
	—	1,888	424.82	06/01/2035
	—	1,712	444.54	12/15/2035
Renae M. Gaudette	2,500	—	98.25	06/01/2026
	2,500	—	125.50	12/12/2026
	2,500	—	122.50	06/01/2027
	2,500	—	134.25	12/11/2027
	3,000	—	143.20	06/01/2028
	3,000	—	156.00	12/11/2028
	3,000	—	164.84	06/01/2029
	3,000	—	176.20	12/16/2029
	3,500	—	143.87	06/01/2030
	3,500	—	183.87	12/14/2030
	3,500	—	195.82	06/01/2031
	3,500	—	261.32	12/13/2031
	3,360	1,120	197.80	06/01/2032
	1,890	630	238.60	12/12/2032
	1,000	1,000	325.99	06/01/2033
	435	1,305	355.90	06/01/2034
	395	1,185	400.97	12/09/2034
	—	1,448	424.82	06/01/2035
	—	1,316	444.54	12/15/2035
Lisa S. Hake	—	1,216	444.54	12/15/2035
(1)	All of the above-listed option awards were granted pursuant to the 2010 Stock Option Plan and the 2020 Stock Option Plan. Unless otherwise indicated, the option awards vest 25% per year for four years, beginning on the first anniversary of the option grant. Each option award was granted on the date 10 years prior to the expiration date, and expires on the indicated date, or earlier in the case of an employee’s termination, disability or death.

2025 Option Exercises and Stock Vested

The table below summarizes stock option exercises for each of the NEOs during the fiscal year ended December 27, 2025.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)
Brett D. Heffes	9,312	2,727,073
Anthony D. Ishaug	13,113	4,095,330
Renae M. Gaudette	5,000	1,521,600
Lisa S. Hake	—	—

(1)	Computed by determining the difference between the market price of our Common Stock at exercise and the option exercise price, before withholding tax liabilities.

Potential Payments Upon Termination or Change-in-Control

We have not entered into contracts or agreements with the NEOs, individually or as a group, guaranteeing payments to them upon any termination or a change of control of Winmark. However, our 2020 Stock Option Plan (“2020 Plan”), which provides option awards to our NEOs, provides that optionees are eligible for certain benefits when a “Transaction” occurs, as defined therein. A “Transaction” includes the acquisition of the Company through the sale of substantially all of our assets or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation. Generally speaking, all of the outstanding and unvested stock options granted under the 2020 Plan become immediately exercisable upon the occurrence of a Transaction unless the Board selects to either: (a) terminate the 2020 Plan and cancel outstanding options not exercised prior to a reasonable exercise period; (b) pay optionees, either in cash or shares of the surviving corporation’s stock, the difference between the fair market value of the stock price and the stock option exercise price; or (c) continue the 2020 Plan and allow optionees the right to exercise their respective options for an equivalent number of shares of stock of the succeeding corporation.

As of December 27, 2025, the NEOs had the following outstanding and unvested options to purchase shares of our Common Stock that could accelerate upon a change in control:

				Value Realized
	Unexercisable	Option Exercise	Stock Price	Upon Acceleration
Name	Option Shares (#)	Price ($)	December 27, 2025	($)(1)
Brett D. Heffes	2,340	197.80	410.23	497,086
	1,435	238.60		246,289
	2,060	325.99		173,534
	2,685	355.90		145,876
	2,445	400.97		22,641
	2,984	424.82		—
	2,712	444.54		—
Anthony D. Ishaug	1,480	197.80	410.23	314,396
	945	238.60		162,190
	1,300	325.99		109,512
	1,695	355.90		92,089
	1,545	400.97		14,307
	1,888	424.82		—
	1,712	444.54		—
Renae M. Gaudette	1,120	197.80	410.23	237,922
	630	238.60		108,127
	1,000	325.99		84,240
	1,305	355.90		70,901
	1,185	400.97		10,973
	1,448	424.82		—
	1,316	444.54		—
Lisa S. Hake	1,216	444.54	410.23	—

(1)	Assuming that a change in control occurred at a stock price of $410.23 per share (the closing price of the Company’s stock as of December 27, 2025), before any withholding tax liabilities.

Pay Versus Performance

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On
	Summary		Compensation	Compensation	Company	Peer Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net	Royalty
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	Income	Revenues(6)
Year	for PEO(1)($)	to PEO(1)(2)($)	NEOs(3) ($)	NEOs(3)(4)($)	Return ($)	Return(5)($)	($)	($)
2025	2,108,124	2,314,139	927,261	992,762	257	164	41,654,100	76,352,800
2024	1,832,143	1,091,533	1,019,428	577,666	241	156	39,954,200	72,198,500
2023	1,618,639	6,428,551	906,715	3,854,631	247	113	40,178,100	70,230,700
2022	1,838,665	2,155,075	1,023,729	1,174,596	136	82	39,424,900	67,148,100
2021	1,826,625	2,530,288	962,045	1,620,766	136	119	39,919,900	60,779,300

(1)	The PEO listed in the table for all years presented includes Brett D. Heffes, Chief Executive Officer.:

(2)	The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Heffes as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Heffes during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Heffes’ total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for PEO	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Subtraction for values reported in the Option Awards column of the Summary Compensation Table	(699,963)	(674,282)	(321,278)	(591,845)	(615,355)
Addition of year-end fair value of Option Awards granted during the year that are outstanding and unvested as of the end of the year	552,843	755,230	598,966	858,464	602,093
Addition (subtraction) for the change in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year	47,687	(420,614)	3,074,007	141,517	462,835
Addition (subtraction) for the change in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year	305,448	(400,944)	1,458,217	(91,726)	254,090

(3)	The Non-PEOs NEOs listed in the table for 2025 include Anthony D. Ishaug, Renae M. Gaudette, and Lisa S. Hake. The Non PEO NEOs listed in the table for years 2021-2024 include Anthony D. Ishaug and Renae M. Gaudette.

(4)	The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to the Non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average of the Non-PEO NEOs total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for Non-PEO NEOs	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Subtraction for values reported in the Option Awards column of the Summary Compensation Table	(313,049)	(376,567)	(179,354)	(326,909)	(325,775)
Addition of year-end fair value of Option Awards granted during the year that are outstanding and unvested as of the end of the year	252,155	421,790	334,374	475,051	366,876
Addition (subtraction) for the change in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year	17,596	(227,421)	1,837,904	94,204	410,244
Addition (subtraction) for the change in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year	108,798	(259,565)	954,992	(91,479)	207,376

(5)	The peer group is the NASDAQ US Benchmark Retail TR industry index, of which Winmark is a component.

(6)	Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that is used to link compensation to company performance, is royalty revenues, a GAAP measure.

Graphical Representation of Compensation Actually Paid (CAP) and Performance

CEO Pay Ratio

The annual total compensation for fiscal year 2025 for our CEO, as noted above in the Summary Compensation Table, was $2,108,124. The annual total compensation for fiscal year 2025 for our median employee was $96,130. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2025 was 21.9 to 1.

In determining the median employee, a listing was prepared of all employees as of December 27, 2025, the last day of our fiscal year, with their corresponding annual total compensation determined in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table above. For those employees that were not employed for the full fiscal year, their annual salary was used to compute their annual total compensation. The listing was then ranked from lowest to highest in annual total compensation, which excluding the CEO, totaled 86 employees. Since the number of employees excluding the CEO was an even number, the median employee was determined using the average of the total compensation of the two employees ranked 43rd and 44th on the list.

Director Compensation

Cash Compensation Paid to Board Members

For the fiscal year ended December 27, 2025, nonemployee members of the Board of Directors were entitled to receive an annual cash retainer of $45,000 and an attendance fee of $1,000 for each Board, Compensation Committee or Nominating Committee meeting. Members of the Audit Committee were entitled to receive an attendance fee of $2,000 for each Audit Committee meeting. The Lead Director received an additional annual retainer of $5,000.

Stock Option Award

Pursuant to the terms of our 2020 Stock Option Plan, each nonemployee director is eligible to receive stock option grants as determined by the Compensation Committee. In June and December 2025, each current nonemployee director received a stock option grant of 280 shares and 256 shares, respectively, pursuant to the 2020 Stock Option Plan. These options vest 25% per year for four years, beginning one year from the date of the grant, and expire at the end of 10 years. All of the outstanding and unvested stock options granted under the 2020 Stock Option Plan become immediately exercisable upon the occurrence of a change in control of the Company.

Fiscal Year 2025 Director Compensation

The following table sets out the fiscal 2025 compensation for each of our current nonemployee directors.

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Lawrence A. Barbetta	58,000	65,877	123,877
Amy C. Becker	52,000	65,877	117,877
Keith T. Credendino(3)	21,555	348,558	370,113
Jenele C. Grassle	52,000	65,877	117,877
Philip I. Smith	58,000	65,877	123,877
Gina D. Sprenger	51,000	65,877	116,877
Percy C. Tomlinson, Jr.	63,000	65,877	128,877

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal 2025. A discussion of the assumptions made in the valuation of our stock options is located in footnote 6 “Shareholders’ Equity (Deficit)” in the Annual Report on Form 10-K, and is incorporated herein by reference.

(2)	As of December 27, 2025, nonemployee directors hold options to purchase the following shares of our common stock pursuant to the Nonemployee Director Stock Option Plan: Mr. Barbetta, 7,807 shares; Ms. Becker, 7,876 shares; Mr. Credendino, 3,256 shares; Ms. Grassle, 10,156 shares; Mr. Smith, 6,256 shares; Ms. Sprenger, 14,756 shares; and Mr. Tomlinson, 9,656 shares.

(3)	Mr. Credendino was appointed to our Board of Directors in August 2025 (subsequent to the grant of 280 shares in June 2025 to the other nonemployee directors) and upon appointment received an option to purchase 3,000 shares of the Company’s common stock that vests over four years.

Our executives who also serve on the Board of Directors do not receive compensation for their services as directors. The compensation for Mr. Heffes, our Chief Executive Officer who serves on the Board of Directors, is outlined in the Summary Compensation Table on page 13.

Transactions with Related Persons, Promoters and Certain Control Persons

There were no reportable related party transactions in fiscal 2025.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has a formal written related party transaction statement of policy, which sets forth Winmark’s policies and procedures for the review, approval or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC. The Audit Committee of the Board of Directors must approve any related party transaction subject to this policy before commencement of the related party transaction. The Audit Committee may, in its sole discretion, approve or deny any related party transaction. In the event Winmark’s management becomes aware of a related party transaction that has not been previously approved by the Audit Committee, such transaction will be submitted to the Audit Committee, which has the authority to ratify, amend, terminate or rescind the transaction as deemed appropriate in its discretion.

Securities Authorized for Issuance Under Equity Compensation Plans

The following information reflects certain information about our equity compensation plans as of December 27, 2025:

Equity Compensation Plan Information
	(a)	(b)	(c)
	Number of securities to be	Weighted average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance under
	outstanding options,	outstanding options,	equity compensation plans (excluding
Plan category	warrants and rights	warrants and rights	securities reflected in column (a))
Equity compensation plans approved by security holders	315,002	$238.30	107,570

Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	315,002	$238.30	107,570

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2025, except for a late Form 3 and Form 4 filing on August 25, 2025 with respect to reporting the initial beneficial holdings of and initial stock option grant for Keith T. Credendino, who was appointed to our Board of Directors on August 7, 2025. The filings were delayed due to technical difficulties with obtaining his EDGAR codes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Common Stock beneficially owned by (i) each person known by us to own more than 5% of the outstanding shares of Common Stock, (ii) each Named Executive Officer in the Summary Compensation Table, (iii) each director, (iv) each director nominee and (v) all directors and executive officers as a group. All persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned, unless otherwise noted. The number of shares listed is as of March 2, 2026, the Record Date, unless otherwise noted.

Name (and Address of 5% Holders)	Number of Shares		Percent of
or Identity of Group	Beneficially Owned	(1)	Outstanding Shares
Brett D. Heffes	150,320		4.2%
Anthony D. Ishaug	128,606		3.5%
Renae M. Gaudette	61,940		1.7%
Gina D. Sprenger	13,335		*
Jenele C. Grassle	10,985		*
Percy C. Tomlinson, Jr.	8,785		*
Lawrence A. Barbetta	7,637		*
Amy C. Becker	5,050		*
Philip I. Smith	3,835		*
Keith T. Credendino	-		*
Lisa S. Hake	-		*
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	432,141	(2)	12.1%
Ronald G. Olson 1630 North Ridge Drive Wayzata, MN 55391	396,908	(3)	11.1%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	292,837	(4)	8.2%
Renaissance Technologies LLC 800 Third Ave New York, NY 10022	208,155	(5)	5.8%
Vanguard Group Inc PO Box 2600 V26 Valley Forge, PA 19482	186,832	(6)	5.2%
All directors and executive officers as a group (11 persons)	390,493	(7)	10.4%

*       Less than 1%

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days of the Record Date through the exercise of stock options: Mr. Heffes, 35,582; Mr. Ishaug, 62,123; Ms. Gaudette, 43,080; Ms. Sprenger, 13,085; Ms. Grassle, 4,585; Mr. Tomlinson, 6,325; Mr. Barbetta, 6,136; Ms. Becker, 5,050; Mr. Smith, 3,835; Mr. Credendino, 0; and Ms. Hake, 0.
(2)	We have relied on information provided by Blackrock, Inc. on Schedule 13G/A filed on February 6, 2026.
(3)	We have relied on information provided by Mr. Olson in a Form 5 filed on February 14, 2025. Includes 250,573 shares held by Mr. Olson’s wife and 76,367 shares held in a revocable trust.
(4)	We have relied on information provided by Neuberger Berman Group LLC on Form 13F-HR filed on February 13, 2026.
(5)	We have relied on information provided by Renaissance Technologies LLC on Form 13F-HR filed on February 12, 2026.
(6)	We have relied on information provided by Vanguard Group Inc on Form 13F-HR filed on January 29, 2026.
(7)	Includes 179,801 shares which are not outstanding, but may be acquired within 60 days of the Record Date by all directors and executive officers as a group through the exercise of stock options.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal #3)

General

Section 14A of the Exchange Act requires that Winmark seek a non-binding advisory vote from its shareholders to approve executive compensation.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term shareholder value. As previously discussed, there are three primary components to NEO compensation: (1) base salary, (2) annual bonus opportunity and (3) Long-term, equity based compensation (see discussion in EXECUTIVE COMPENSATION, pp. 8-12).

Board of Directors Recommendation

The Board recommends that the shareholders approve the compensation awarded by the Company to the NEOs, as described in the tabular disclosures and other narrative executive compensation disclosures in this Proxy Statement (pp. 8-13) as required by the rules of the SEC. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. This is particularly true, in light of the ownership of the NEOs as a group.

The advisory vote to approve executive compensation is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of our NEOs remains with the Board of Directors.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal #4)

General

The Audit Committee has the authority to appoint and discharge the independent registered public accounting firm and has chosen to retain Grant Thornton LLP to serve as independent registered public accounting firm for fiscal year 2026. The Board is submitting such appointment of Grant Thornton LLP to the shareholders for ratification. If the appointment of Grant Thornton LLP is not ratified, the Board of Directors will require the Audit Committee to reconsider its selection. Representatives from Grant Thornton LLP expect to be present at the meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed by Grant Thornton LLP for professional services rendered as our independent registered public accounting firm during the 2025 and 2024 fiscal years.

	Grant Thornton LLP
Fee Category	Fiscal 2025 Fees	Fiscal 2024 Fees
Audit Fees	$358,800	$350,270
Audit-Related Fees	24,020	22,880
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$382,820	$373,150

Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services primarily consist of employee benefit plan audits.

Pursuant to its Audit Committee Charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Winmark by its independent auditors or any other auditing or accounting firm.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of certain Winmark independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the NASDAQ OMX Group, Inc. (“NASDAQ”) that governs audit committee composition, Rule IM-5605-4, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2).

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of Winmark. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed with management Winmark’s consolidated audited financial statements as of and for the year ended December 27, 2025; and

(2)	discussed with the independent auditors the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and

(3)	received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Winmark’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Percy C. Tomlinson, Jr., Chair

Lawrence A. Barbetta

Keith T. Credendino

Philip I. Smith

Board Recommendation

The Board of Directors recommends that the shareholders vote FOR Proposal #4 to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Winmark. Under applicable

Minnesota law, approval of the proposal to be voted on at the meeting requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

Rule 14a-8 of the SEC permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules.

The Winmark Corporation 2027 Annual Meeting of Shareholders is expected to be held on or about April 21, 2027. Proxy materials for that meeting are expected to be mailed on or about March 17, 2027. Under SEC Rule 14a-8, shareholder proposals to be included in the Winmark Corporation proxy statement for that meeting must be received by Winmark Corporation on or before November 17, 2026. Additionally, if Winmark Corporation receives notice of a shareholder proposal after January 31, 2027, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of Winmark Corporation, Inc. for its 2027 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 27, 2025 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. THE ANNUAL REPORT IS INCORPORATED HEREIN BY REFERENCE. WE WILL FURNISH TO ANY SHAREHOLDER, UPON ORAL OR WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE FURNISHING OF SUCH EXHIBIT(S). ANY REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF OUR COMMON STOCK ON MARCH 2, 2026, THE RECORD DATE FOR THE 2026 ANNUAL MEETING, AND SHOULD BE DIRECTED TO ANTHONY D. ISHAUG, CHIEF FINANCIAL OFFICER AND TREASURER, AT OUR PRINCIPAL ADDRESS OR BY TELEPHONE AT (763) 520-8500.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will have authority to vote on that business in accordance with their judgment.

By the Order of the Board of Directors

Brett D. Heffes
Chair of the Board and Chief Executive Officer

WINMArK CorPorATIoN ANNUAL MEETING oF SHArEHoLDErS Wednesday, April 22, 2026 3:00 p.m. Winmark Corporation Corporate Headquarters 605 Highway 169 N, Suite 100 Minneapolis, MN 55441 Winmark Corporation 605 Highway 169 N, Suite 100, Minneapolis, MN 55441 Proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2026. Your shares of stock will be voted as you specify below. If no choice is specified, the proxy will be voted “For” Items 1, 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Brett D. Heffes and Anthony D. Ishaug, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.

The Board of Directors recommends a Vote For Items 1, 2, 3 and 4. 1. Set the number of directors at seven (7). n For n Against n Abstain 2. Election of Directors: 01 Brett D. Heffes 05 Philip I. Smith n Vote FOR n Vote WITHHELD 02 Lawrence A. Barbetta 06 Gina D. Sprenger all nominees from all nominees 03 Amy C. Becker 07 Percy C. Tomlinson, Jr. (except as marked) 04 Keith T. Credendino (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 3. Advisory vote to approve executive compensation. n For n Against n Abstain 4. Ratify the appointment of GRANT THORNTON LLP as independent registered public accounting firm for the 2026 fiscal year. n For n Against n Abstain In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS Proxy WHEN ProPErLy ExECUTED WILL BE VoTED AS DIrECTED or, IF No DIrECTIoN IS GIVEN, WILL BE VoTED For ITEMS 1, 2, 3 and 4. Address Change? Mark box, sign, and indicate changes below: n Date _________________________________, 2026 Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Winmark Corporation